Exhibit 10.1
The confidential portions of this exhibit have been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities and Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE MARKED BY AN ***.
June 15, 2004
Shire US Inc.
One Riverfront Place
Newport, Kentucky 41071
Attention: Gregory Flexter
     Re: Development of Amphetamine Transdermal Delivery System
Dear Mr. Flexter:
     This shall confirm the agreement of Noven Pharmaceuticals, Inc. (“Noven”) and Shire US Inc. and/or its affiliate, Shire LLC (Shire US Inc. and Shire LLC collectively referred to as “Shire”) to work together on a project (the “Project”) to develop an Amphetamine Transdermal Delivery System (the “Product”). As we have discussed, the terms upon which the parties have agreed to proceed are as follows:
     1. While subject to change by mutual agreement of the parties, * * *.
     2. As consideration for the work to be performed by Noven hereunder, Shire shall make the following payments to Noven:
a.	$250,000 upon * * *;

b.	$250,000 upon * * *;

c.	$1,125,000 upon * * *;

d.	$1,125,000.00 upon * * *;

e.	$1,125,000.00 upon * * *;

f.	$1,125,000.00 upon * * *.
     3. Each party shall conduct all tests, studies and other activities described in the Plan in a good scientific manner and in compliance in all material respects with all requirements of applicable laws, rules and regulations, including but not limited to cGMP and cGLP.

     4. Noven shall use reasonable efforts to complete the Plan * * *. Both parties shall use reasonable efforts to * * *.
     5. Each party agrees to keep the other informed as to (i) the status of the Plan, (ii) all available information reasonably requested by the other party relating to work completed or to be performed under the Plan and (iii) the results of pending and completed clinical studies. However, Noven shall not be required to disclose information which reveals materials, components, composition or construction of the transdermal system investigated or tested by Noven; provided that such information is not related to or being used in performance of the Plan.
     6. Within * * *, Noven and Shire shall enter into a definitive license agreement (“Product License”), which shall include * * * and other customary terms and conditions, wherein Noven grants Shire a license to exclusively develop the Product with Noven under Noven Intellectual Property Rights and Noven Arising Intellectual Property. If the parties jointly (through their respective employees, agents or consultants) make or conceive any inventions or discoveries or other intellectual property in the course of the work to be performed pursuant to the Project, the ownership of such inventions or discoveries or other intellectual property and any patent applications and patents obtained thereon shall be governed by Section 13 below. * * *.
     7. Either party may terminate the Project upon * * * written notice to the other in the event of a material breach by the other party of any of its obligations hereunder and failure to cure such breach within the * * * notice period. Shire may terminate the Project at any time without cause upon * * * written notice to Noven. Upon termination of the Project for any reason, the rights and obligations of both Parties shall cease immediately and no further payments shall be due under Section 2 above unless the activity upon which payment is based was (i) completed (with respect to payments due under Sections 2(a) through 2(e) above) prior to such termination or (ii) commenced (with respect to payments due under Section 2(f) above) prior to receipt of notice of termination. Sections 5, 6, 8, 9, 10, 11, 13 and 14 shall survive termination of the Project. Nothing in this Paragraph 7 shall limit the right of either party to seek to recover its actual damages resulting from a material breach of this Agreement by the other party.
     8. All disclosures relating to the Project shall be subject to the confidentiality provisions of the Transaction Agreement by and among Noven, Shire and Shire Pharmaceuticals Group PLC, dated as of February 26, 2003 (the “Transaction Agreement”); provided that the term “Agreement” as used in the confidentiality section of the Transaction Agreement shall mean this letter Agreement and refer to the Confidential Information disclosed pursuant hereto. * * *
     9. It is understood that the Parties may wish to publish or otherwise disclose information generated under the Project to a third party for publication in a reputable scientific forum (for example, as an abstract, poster presentation, lecture, article, book, or any other means of dissemination to the public). Such disclosures may be made to a third party upon consent by the other party, such consent not to be unreasonably withheld. No such disclosure shall be made to a third party until a patent application has been filed adequately describing and claiming any invention believed to be patentable embodied in such disclosure. A party wishing to make any such disclosure shall submit a complete written draft of the disclosure to the other party at least *

* * prior to submission for publication of such draft, or an abstract of a proposed oral disclosure at least * * * prior to submission of such abstract or the oral disclosure, whichever is earlier. In the event that patent filings are necessary, public disclosure shall be delayed until said patent filings have been made. The other party shall have the right (i) to propose modifications to the publication for patent reasons, (ii) to request a delay in publication or presentation in order to protect patentable information or (iii) to request that the information be maintained as a trade secret and, in such case, the other party shall not make such publication.
     10. Shire agrees to defend, indemnify and hold harmless Noven and its officers, directors and employees from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from activities conducted by Shire under the Plan; provided, however, Shire shall not be obligated to defend, indemnify and hold harmless Noven from or against any liability, damage, loss, cost or expense which results from the negligence or other wrongdoing of Noven.
     11. Noven agrees to defend, indemnify and hold harmless Shire and its officers, directors and employees from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees and expenses) arising out of or resulting from any third party claims made or suits brought against such parties which arise or result from activities conducted by Noven under the Plan; provided, however, Noven shall not be obligated to defend, indemnify and hold harmless Shire from or against any liability, damage, loss, cost or expense which results from the negligence or other wrongdoing of Shire.
     12. Each party represents that neither it nor any of its employees has been debarred or is subject to debarment proceedings by the FDA. If any such proceedings are commenced against a party hereto (or any of its employees) during the term of this Agreement, such party will notify the other party in writing within five business days of the commencement of such proceedings and will keep the other party informed, on a regular basis, of the status of such proceedings. Neither Noven nor Shire will employ any persons or entities that have been debarred, or that are subject to debarment proceedings, for any aspect of the development, manufacturing or testing of the Product.
     13. (i) Each party will retain and own its respective intellectual property existing prior to the date of this Agreement (respectively, “Shire Intellectual Property” and “Noven Intellectual Property”).
          (ii) * * *;
          (iii) Noven will take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents relating to Noven Intellectual Property and Noven Arising Intellectual Property, together with any and all reissues, modification by means of certificates of correction or reexamination certificates, extensions and patents of addition, continuations, divisionals, and continuations-in-parts related to such patents and patent applications (“Noven Patents”). Shire will take responsibility for the preparation, filing, prosecution, and maintenance of any and all patent applications or patents relating to Shire Intellectual Property and Shire Arising Intellectual Property, together with any and all reissues, modification by means of certificates of correction or reexamination certificates, extensions and patents of addition, continuations, divisionals, and continuations-in-parts related to such patents and patent applications (“Shire Patents”).

          (iv) Noven and Shire shall immediately create a Patent Steering Committee comprised of at least one, and not more than two, participants from Noven and at least one, and not more than two, participants from Shire to oversee the Arising Intellectual Property that pertains to the Product. The Patent Steering Committee shall meet at least three times a year. The Patent Steering Committee shall agree on patent strategy including claim and patent application structure, third party issues, and prosecution. In the rare event that the Patent Steering Committee cannot agree on a material issue of patent strategy, the issue will be submitted to the Chief Executive Officers or their designees of Noven and Shire to together reach agreement. In the event that no agreement is reached, Noven shall make the final decision if it pertains to Noven Arising Intellectual Property and Shire shall make the final decision if it pertains to Shire Arising Intellectual Property.
     14. Except as otherwise set forth herein, no right or license is granted under this Agreement by either Party to the other Party except as may be necessary to allow the other party to perform its obligations under the Plan. For the avoidance of doubt, all materials and inventions, technologies, trade secrets, know-how, Confidential Information and other intellectual property and proprietary rights of the other party that are provided to a party by the other party in connection with the Project or otherwise hereunder shall, as between the parties, remain the property of the providing party and the receiving party shall not acquire any right, title or interest therein or thereto.
     15. Neither Shire nor Noven shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes reasonably beyond the control of Shire or Noven.
     16. Both Shire and Noven shall comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any government authority in handling or disposing of the compounds to be studied hereunder.
     17. The terms of this letter shall not be amended, modified, varied or supplemented except in writing signed by the duly authorized representatives of the parties.
     18. Each party will provide a project manager, who will be the principal contact for communication between the parties.
     19. In making and performing this Agreement, the parties are acting and shall act as independent contractors. Nothing in this Agreement shall be deemed to create an agency, joint venture or partnership relationship between the parties hereto. Neither party shall have the authority to obligate the other party in any respect, and neither party shall hold itself out as having any such authority.
     20. If any provision of this letter shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of that provision shall not affect the other provisions of this letter and all provisions not affected by the invalidity or unenforceability shall remain in full force and effect.

     21. No party shall have a right to assign this Agreement or delegate any of its rights, interests, duties or obligations hereunder without the prior written consent of the other party (which consent may be granted in such party’s sole discretion); provided, however, that any party may assign this Agreement to any of its affiliates without the prior written consent of the other party; and provided, further that no such assignment of this Agreement shall relieve the assignor of any of its obligations or liabilities under this Agreement. Notwithstanding the foregoing, any party may assign this Agreement without the other parties’ prior written consent in connection with the transfer or sale of all or substantially all of its assets or business or its merger or consolidation with another Person upon written notice to the other parties.
     22. Except as required by law or applicable stock exchange rules, neither party shall, without the prior written consent of the other party, disclose to any other person or entity (including, without limitation, by issuing a press release or otherwise making any public statement) the fact that confidential information has been exchanged between Shire and Noven, the fact that this letter has been executed and delivered, the fact that the Project or discussions or negotiations regarding the Project are taking place, or any of the terms, conditions or other facts with respect thereto.
     23. This letter, together with the Transaction Agreement, represents the entire agreement between the parties relating to the Project and the Plan. Neither party shall have obligations to the other party hereunder other than as expressly set forth in this letter and the Transaction Agreement.
     24. Any disputes arising hereunder shall be resolved pursuant to the dispute resolution provisions of the Transaction Agreement.
     25. This letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.
     If you are in agreement with the foregoing arrangement, please so indicate by signing where indicated below and return an executed copy to me.

Sincerely, NOVEN PHARMACEUTICALS, INC.
By:	/s/ Robert C. Strauss
Robert C. Strauss
President, Chief Executive Officer and Chairman

Accepted and Agreed SHIRE US INC.
By:	/s/ Gregory Flexter
Gregory Flexter
	Title:	EVP and GM, North America
	Date:	6-15-04